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                             RESOLUTIONS ADOPTED BY
                            THE BOARD OF DIRECTORS OF
                            MODERN WOODMEN OF AMERICA
                                 March 30, 2001


WHEREAS, the Board of Directors of Modern Woodmen of America (the "Society") has analyzed adding variable life insurance contracts to the Society's product portfolio and has determined it is advisable to so add such contracts; and

WHEREAS, to issue variable life insurance contracts, the Society must establish a separate account pursuant to the insurance laws of the State of Illinois, adopt standards of suitability with respect to the suitability of the insurance contracts for applicants, and adopt standards of conduct with respect to the purchase or sale of investments of the separate accounts.

NOW, THEREFORE, BE IT RESOLVED, that the Society obtain the required approvals, authorizations and/or licenses to issue variable life insurance contracts in states where the Society is licensed and approved to transact business; and

FURTHER RESOLVED, that the Society hereby establishes a separate account, pursuant to the provisions of Chapter 215, Section 5/303.1 of the insurance laws of the State of Illinois, designated Modern Woodmen of America Variable Account (hereinafter the "Variable Account"), for the following use and purposes, and subject to such conditions as hereinafter set forth; and

FURTHER RESOLVED, that the Variable Account is established for the purpose of providing for the issuance by the Society of certain variable life insurance contracts (the "Contracts"), and shall constitute a funding medium to support reserves under such Contracts issued by the Society; and

FURTHER RESOLVED, that the income, gains and losses, realized or unrealized, from assets allocated to the Variable Account shall be credited to or charged against the Variable Account, without regard to other income, gains or losses of the Society; and

FURTHER RESOLVED, that the assets of the Variable Account equal to the reserves and other liabilities under the Contracts and any other variable life insurance contracts issued through the Variable Account may not be charged with liabilities arising out of any other business the Society may conduct; and

FURTHER RESOLVED, that the Variable Account shall be divided into investment subaccounts (the "Subaccounts"), each of which shall invest in the shares of a mutual fund portfolio, and net premiums under the Contracts shall be allocated among the Subaccounts in accordance with instructions received from the persons controlling the Contracts; and


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FURTHER RESOLVED, that a majority of the Board of Directors be, and hereby is, authorized to add or remove any Subaccount of the Variable Account or add or remove any mutual fund portfolio as may hereafter be deemed necessary or appropriate; and

FURTHER RESOLVED, that the income, gains and losses, realized or unrealized, from assets allocated to each Subaccount of the Variable Account shall be credited to or charged against such Subaccount of the Variable Account, without regard to other income, gains or losses of any other Subaccount of the Variable Account; and

FURTHER RESOLVED, that a majority of the Board of Directors be, and hereby is, authorized to invest such amount or amounts of the Society's cash in the Variable Account or in any Subaccount thereof or in any mutual fund portfolio as may be deemed necessary or appropriate to facilitate the commencement of the Variable Account's and/or the mutual fund portfolio's operations and/or to meet any minimum capital requirements under the Investment Company Act of 1940, as amended (the "1940 Act"); and

FURTHER RESOLVED, that the President, National Secretary, Treasurer/Investment Manager and General Counsel (hereafter, the "empowered officers") and each of them, with full power to act without the others, be, and they hereby are, severally authorized to transfer cash from time to time from the Society's general account to the Variable Account, or from the Variable Account to the general account, as deemed necessary or appropriate and consistent with the terms of the Contracts; and

FURTHER RESOLVED, that the Board of Directors of the Society reserves the right to change the designation of the Variable Account hereafter to such other designation as it may deem necessary or appropriate; and

FURTHER RESOLVED, that the empowered officers and each of them, with full power to act without the others, with such assistance from the Society's independent certified public accountants, legal counsel and independent consultants or others as they may require, be, and they hereby are, severally authorized and directed to take all action necessary to: (a) register the Variable Account as a unit investment trust under the 1940 Act; (b) register the Contracts under the Securities Act of 1933 (the "1933 Act"), and (c) take all other actions that are necessary in connection with the offering of the Contracts for sale and the operation of the Variable Account in order to comply with the 1940 Act, the 1933 Act, the Securities Exchange Act of 1934 and other applicable federal laws, including the filing of any registration statements, any undertakings, no-action requests, consents, applications for exemptions from the 1940 Act or other applicable federal laws, and any amendments to the foregoing as the empowered officers of the Society shall deem necessary and appropriate; and

FURTHER RESOLVED, that the empowered officers, and each of them, with full power to act without the others, are severally authorized to prepare, execute and cause to be filed with the Securities and Exchange Commission on behalf of the Variable Account, and by the Society as sponsor and depositor, a Notification of Registration on Form N-


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8A, a registration statement on Form N-8B-2, and a registration statement on
Form S-6 registering the Variable Account under the 1940 Act and registering the Contracts under the 1933 Act, and any and all amendments to the foregoing on behalf of the Variable Account and the Society and on behalf of and as attorneys-in-fact for the empowered officers and/or any other officer of the Society; and

FURTHER RESOLVED, that C. Ernest Beane, General Counsel (and any successor to such position), is duly appointed as agent for service under any such registration statement, duly authorized to receive communications and notices from the Securities and Exchange Commission with respect thereto; and

FURTHER RESOLVED, that the empowered officers and each of them, with full power to act without the others, are severally authorized on behalf of the Variable Account and on behalf of the Society to take any and all such action that each of them may deem necessary or advisable in order to offer and sell the Contracts, including any registrations, filings and qualifications both of the Society, its officers, agents and employees, and of the Contracts, under the insurance and securities laws of any of the states of the United States of America or other jurisdictions, and in connection therewith to prepare, execute, deliver and file all such applications, requests, undertakings, reports, covenants, resolutions, applications for exemptions, consents to service of process and other papers and instruments as may be required under such laws, and to take any and all further action which such officers or legal counsel of the Society may deem necessary or desirable (including entering into whatever agreements and contracts may be necessary) in order to maintain such registrations or qualifications for as long as the officers or legal counsel deem it to be in the best interests of the Variable Account and the Society; and

FURTHER RESOLVED, that the empowered officers and each of them, with full power to act without the others, be, and they hereby are, severally authorized in the names and on behalf of the Variable Account and the Society: (a) to execute and file irrevocable written consents on the part of the Variable Account and of the Society to be used in such states wherein such consents to service of process may be required under the insurance or securities laws therein in connection with the registration or qualification of the Contracts; and (b) to appoint the appropriate state official, or such other person as may be allowed by insurance or securities laws, agent of the Variable Account and of the Society for the purpose of receiving and accepting process; and

FURTHER RESOLVED, that the empowered officers and each of them, with full power to act without the others, be, and hereby are, severally authorized to establish procedures under which the Society will provide voting rights for persons controlling the Contracts with respect to securities owned by the Variable Account; and

FURTHER RESOLVED, that the empowered officers and each of them, with full power to act without the others, are hereby severally authorized to execute such agreement or agreements as deemed necessary and appropriate (a) with a qualified entity under which such entity will be appointed principal underwriter and distributor for the Contracts, (b) with one or more qualified entities to provide administrative services in connection with


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the establishment and maintenance of the Variable Account and the administration of the Contracts, and (c) with the designated mutual fund portfolios and/or the principal underwriter and distributor of such mutual fund portfolios for the purchase and redemption of portfolio shares; and

FURTHER RESOLVED, that the empowered officers and each of them, with full power to act without the others, are hereby severally authorized to execute and deliver such agreements and other documents and do such acts and things as each of them may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.

FURTHER RESOLVED, that the Society hereby adopts and establishes the following Standards of Suitability for its officers, employees, and agents with respect to the suitability of the Contracts for applicants:

1. No recommendation shall be made to an applicant to purchase a Contract, and no Contract shall be issued, in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for the applicant on the basis of information furnished after reasonable inquiry of the applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and any other information known to the Society or to the agent making the recommendation;

2. A good faith, reasonable inquiry shall be made as to the facts and circumstances concerning an applicant's insurance and financial needs and no recommendation shall be made that the applicant purchase a Contract when such a purchase is not reasonably consistent with the information that is known or reasonably should be known to the Society or its agents. In making such recommendation, factors which may be considered are: age, earnings, marital status, number and age of dependents, the value of savings or other assets, and current life insurance program.

Additionally, the Society's agents, as registered representatives, will be subject to supervision by a registered broker-dealer with respect to suitability and other sales practices under the NASD Conduct Rules of NASD Regulation, Inc.; and

FURTHER RESOLVED, that the Society hereby adopts and establishes the following Standards of Conduct for itself and its officers, directors, and employees (each, an "Employee") with respect to the purchase or sale of investments of the Variable Account:

No Employee shall:

1. Employ any device, scheme or artifice to defraud the Variable Account or the persons controlling the Contracts;


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2.   Make any untrue statement of a material fact with respect to the investments of the Variable Account or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading;

3. Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Variable Account or the persons controlling the Contracts;

4. Engage in any manipulative practice with respect to the Variable Account or the persons controlling the Contracts;

5. Sell to, or purchase from the Variable Account any securities or other property, except as permitted under applicable laws, rules, regulations, order, or other interpretation of any government, agency, or self-regulatory organization;

6. Purchase or allow to be purchased for the Variable Account any securities of which the Society or an affiliated company is the issuer, except as permitted under applicable laws, rules, regulations, order, or other interpretation of any government, agency, or self-regulatory organization;

7. Accept any compensation other than regular salary or wages from the Society or an affiliated company for the sale or purchase of investment securities to or from the Variable Account except as permitted under applicable laws, rules, regulations, orders, or other interpretations of any government, agency or self-regulatory organization;

8. Engage in any joint transaction, participation or common undertaking whereby the Society or an affiliated company participates with the Variable Account in any transaction in which the Society or an affiliated company obtains an advantage in the price or quality of an item purchased, the service received or in the cost of such service, and the Variable Account or the persons controlling the Contracts are disadvantaged in any of these respects by the same transaction; or

9. Borrow money or securities from the Variable Account other than under a Contract loan provision.

FURTHER RESOLVED, that the Society shall require any third party providing administrative services to the Variable Account to adopt Standards of Conduct encompassing the standards set forth above.




The foregoing Resolutions were approved by the Board of Directors of Modern Woodmen of America on March 30, 2001.


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